Exhibit 99.1

ACKRELL SPAC PARTNERS I CO. ANNOUNCES THE PRICING OF UPSIZED $120 MILLION INITIAL PUBLIC OFFERING

New York, New York, Dec. 21, 2020 (GLOBE NEWSWIRE) -- Ackrell SPAC Partners I Co. (“Ackrell” or the “Company”) (NASDAQ: ACKIU) announced today that it priced its upsized initial public offering of 12,000,000 units, at $10.00 per unit. The units will be listed on the NASDAQ Capital Market (“NASDAQ”) and will begin trading today, December 21, 2020, under the ticker symbol “ACKIU.” Each unit consists of one subunit and one-half of a redeemable warrant.  Each subunit consists of one share of the Company’s common stock and one-half of a redeemable warrant.

Each full warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the subunits and warrants are expected to be listed on NASDAQ under the symbols “ACKIT” and “ACKIW,” respectively.  Assuming the Company consummates an initial business combination, the subunits will separate into the underlying shares of common stock and warrants and the units and subunits will cease to trade.

The offering is expected to close on December 23, 2020, subject to customary closing conditions.

Ackrell is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition in any business industry or sector, it intends to concentrate its efforts on identifying businesses in the branded fast-moving consumer goods industry. The Company is led by Chairman Michael Ackrell, Vice Chairman Shannon Soqui, Chief Executive Officer Jason Roth, Chief Operating Officer & President Stephen Cannon, and Chief Financial Officer Long Long.

EarlyBirdCapital, Inc. is acting as sole book-running manager of the offering and I-Bankers Securities, Inc. is acting as co-manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,800,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the preliminary prospectus relating to the offering and final prospectus, when available, may be obtained from EarlyBirdCapital, Inc., Attn: Syndicate Department, 366 Madison Avenue, 8th Floor, New York, New York 10017.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on December 21, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:
Ackrell SPAC Partners I Co.
(650) 560-4753
Info@ackrellspac.com